Exhibit 99.1

NEWS RELEASE September 14, 2026

FOR IMMEDIATE RELEASE

Crown Castle Announces CFO Retirement and COO Transition; Names Kris Hinson as Next CFO
HOUSTON, Sept 14, 2026 (GLOBE NEWSWIRE) – Crown Castle Inc. (NYSE: CCI) (“Crown Castle” or “Company”) announced today that Sunit Patel has elected to retire from Crown Castle as EVP and Chief Financial Officer (CFO) effective March 31, 2027, following the filing of the Company’s 2026 Form 10-K. Kris Hinson, who currently serves as Crown Castle’s EVP and Chief Commercial Officer, will be appointed CFO effective April 1, 2027. Cathy Piche, EVP and Chief Operating Officer (COO), will leave Crown Castle to pursue other endeavors. Ms. Piche will step down from the COO role effective September 23, 2026, and she will be available to the Company as a special advisor supporting the transition of her responsibilities until her departure on February 22, 2027. The Company has initiated a search for her replacement.
"Sunit has been a critical part of the successful transition back to our core telecom infrastructure business,” said Chris Hillabrant, Crown Castle's President and Chief Executive Officer. “We’ve relied heavily on his expertise and his steady leadership through the sale of our fiber and small cell businesses, and he has been instrumental in charting our course as a pure-play US tower company.
“Kris has tremendous financial expertise, leadership skills and a deep knowledge of our business, having led both investor- and customer-facing teams at Crown Castle. He was previously our primary contact for investors as VP-Corporate Finance and Treasurer and is currently working directly with customers as the Chief Commercial Officer. He will bring a strong understanding of what matters most to both of these key constituent groups — valuable insights as he takes on the CFO role next year.”
“Kris is highly respected across the organization and exceptionally well prepared to serve Crown Castle as CFO. I am very pleased to be turning over these responsibilities to him next year and will work closely with Kris over the next several months to ensure a smooth transition,” said Mr. Patel, CFO.
“I would like to thank Cathy for her leadership and significant contributions over her 15 years with Crown Castle,” continued Mr. Hillabrant. “As an industry leader, she has held many senior roles within the Company and throughout the industry, including serving as an Area President, Senior Vice President of Network, and Chief Operating Officer. She also currently serves as the Wireless Infrastructure Association’s Chair.”
“It has been my pleasure and honor to represent Crown Castle and work with exceptional teammates, customers and partners across our industry,” commented Ms. Piche.
About Kris Hinson
Kris Hinson currently serves as Crown Castle’s EVP and Chief Commercial Officer. Prior to this role, Mr. Hinson was VP-Corporate Finance and Treasurer, with responsibilities including investor relations, strategic planning, treasury, procurement, business analytics, sustainability and corporate facilities.

Prior to joining the company, Mr. Hinson was an executive at ExxonMobil, where he spent 13 years in a variety of finance leadership roles, most recently as Director of Investor Relations and before that as Managing Director of ExxonMobil Czech Republic and EAME Credit Manager ExxonMobil Corporation.
Kris earned an MBA from Harvard Business School and an AB in Economics from Harvard College.
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that are based on Crown Castle management's current expectations. Such statements include plans, projections and estimates regarding the appointment of Mr. Hinson, including, without limitation, the effective date thereof, and his expected contributions to Crown Castle. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission.
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases approximately 40,000 cell towers across the U.S. This nationwide portfolio serves as the foundation of wireless connectivity that provides cities and communities access to essential data, technology and wireless service – bringing information, ideas, innovations and the connectivity of modern life to help people and businesses thrive. For more information on Crown Castle, please visit www.crowncastle.com.

CONTACTS
Sunit Patel, CFO
Hamilton West, VP & Treasurer
Crown Castle Inc.
713-570-3050